Exhibit 4.8

The Indebtedness evidenced by this Note is secured by a pledge of the company’s SHARES in its subsidiaries

THIS NOTE CONTAINS A CONFESSION OF JUDGMENT PROVISION WHICH CONSTITUTES A WAIVER OF IMPORTANT RIGHTS THE BORROWERS MAY HAVE AS DEBTORS (BORROWERS) AND ALLOWS THE HOLDER TO OBTAIN A JUDGMENT AGAINST THE BORROWERS WITHOUT ANY FURTHER NOTICE.

Axion International Holdings, Inc.

AXION INTERNATIONAL, INC.

Axion Recycled Plastics Incorporated

Secured Note

Issuance Date: November __, 2014	Principal Amount: U.S. $3,000,000

FOR VALUE RECEIVED, Axion International Holdings, Inc., a Colorado corporation (the “Company”), Axion International, Inc., a Delaware corporation (“AI”) and Axion Recycled Plastics Incorporated, an Ohio corporation (“ARPI” and together with the Company and AI, the “Borrowers”), hereby jointly and severally promise to pay to ___________________ or registered assigns (the “Holder”) the Principal Amount or so much thereof that is advanced from time to time hereunder less any prepayments heretofore made pursuant to the terms hereof (the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, exchange, prepayment or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the Interest Rate from November __, 2014, notwithstanding the date set out above as the Issuance Date (the “Issuance Date”), until the same becomes due and payable, whether upon the Maturity Date, acceleration, exchange, prepayment or otherwise (in each case in accordance with the terms hereof). This Secured Note (this “Note”) is one of an issue of Secured Notes (collectively, the “Notes”) issued (or to be issued) by the Borrowers.

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1.     Advances. Holder will make, or has made, an initial advance of $___________ to the Borrowers. Holder, in his sole discretion, may elect to make one or more subsequent advances to the Borrowers prior to the Maturity Date, provided that the aggregate value of such advances does not exceed the Principal Amount set forth above.

2.     Payments of Principal.

(a)     Mandatory Repayment. All unpaid Principal, together with any then unpaid and accrued Interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) June 30, 2015 (the “Maturity Date”), or (ii) when, upon or after the occurrence of an Event of Default, such amounts are declared due and payable by the Holder or made automatically due and payable in accordance with the terms hereof.

(b)     Optional Prepayment. Upon not less than five (5) calendar days prior written notice to the Holder, the Borrowers may prepay this Note in whole or in part; provided that: (i) any prepayment of this Note may only be made in connection with the prepayment of all of the Notes on a pro rata basis, based on the respective aggregate outstanding principal amounts of each such Note, and (ii) any such prepayment will be applied first to the payment of expenses due under this Note, second to accrued and unpaid Interest and third, if the amount of prepayment exceeds the amount of all such expenses and accrued and unpaid Interest, to the payment of Principal of this Note.

3.     Interest. Interest on this Note shall be computed on the basis of a 360-day year and twelve 30-day months, and shall be payable on the Maturity Date.

4.     Security. This Note is secured as provided for in the Pledge Agreement.

5.     Events of Default. Each of the following events shall constitute an “Event of Default”:

(a)     the Borrowers’ failure to pay to the Holder any amount of Principal, Interest or other amounts when and as due under this Note;

(b)     any of the Borrowers, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (iv) makes a general assignment for the benefit of its creditors or (v) admits in writing that it is generally unable to pay its debts as they become due;

(c)     proceedings for the appointment of a Custodian of any of the Borrowers or all or a substantial part of their respective property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Borrowers or the respective indebtedness thereof under any Bankruptcy Law now or hereafter in effect shall be commenced and an order for relief entered which shall not have been vacated, dismissed, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; and

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(d)     a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against any of the Borrowers and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay.

6.      Remedies. Upon the occurrence of an Event of Default, at the option of the Required Holders, all amounts payable by the Borrowers to the Holder under the terms of this Note shall immediately become due and payable by the Borrowers to the Holder without notice to the Borrowers or any other person, and the Holder shall have all of the rights, powers, and remedies available under the terms of this Note, the Pledge Agreement and all applicable laws. The Borrowers and all endorsers, guarantors, and other parties who may now or in the future be primarily or secondarily liable for the payment of the indebtedness evidenced by this Note hereby severally waive presentment, protest and demand, notice of protest, notice of demand and of dishonor and non-payment of this Note and expressly agree that this Note or any payment hereunder may be extended from time to time without in any way affecting the joint and several liability of the Borrowers, guarantors and endorsers.

7.     Amendment. This Note may not be amended without the written consent of the Holder, the Required Holders and the Borrowers.

8.     Payment of Collection, Enforcement and Other Costs. If (a) this Note is collected or enforced through any legal proceeding, or (b) there occurs any bankruptcy, reorganization, receivership of any of the Borrowers or other proceedings affecting any of the Borrowers’ creditors’ rights and involving a claim under this Note, then the Borrowers shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.

9.     Construction; Headings. This Note shall be deemed to be jointly drafted by the Borrowers and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

10.    Failure or Indulgence Not a Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

11.    Notices; Payments.

(a)         Notices. Whenever notice is required to be given under this Note, such notice shall be given as follows:

Axion International Holdings, Inc.

4005 All American Way

Zanesville, Ohio 43701
Facsimile:         (740) 452-5488
Attention:         Claude Brown, Jr.

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With a copy (for informational purposes only) to:

Greenberg Traurig, LLP
1750 Tysons Boulevard
Suite 1200
McLean, VA 22102
Facsimile:         (703) 714-8359
Attention:         Mark Wishner, Esq.

(b)          Payments. Whenever any payment of cash is to be made by the Borrowers to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Borrowers and sent via overnight courier service to such Person at such address as previously provided to the Borrowers in writing; provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Borrowers with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding Business Day and, in the case of any date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.

12.    Cancellation. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Borrowers for cancellation and shall not be reissued.

13.    Partial Invalidity. In the event any provision of this Note (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note; but this Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had not been contained in this Note, but only to the extent it is invalid, illegal, or unenforceable.

14.    Waiver of Notice. To the extent permitted by law, the Borrowers hereby waive demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

15.    Governing Law; Venue. This Note has been executed by the Borrowers in Montgomery County, Maryland and this Note shall be construed and enforced in accordance with the laws of the State of Maryland. The Borrowers consent to and irrevocably submit to the jurisdiction of the Circuit Court for Montgomery County Maryland, and agree that any dispute respecting this Note shall be submitted to and determined by said Court. Final judgment of the Circuit Court of Montgomery County shall be conclusive and binding on the Borrowers and may be enforced in any court in which the Borrowers are subject to jurisdiction by a suit upon such judgment.

16.   Jury Trial. THE BORROWERS HEREBY IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE, AND AGREE NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

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17.   Service of Process. The Borrowers hereby irrevocably designate and appoint Millard Bennett and Donald Sperling as the Borrowers’ authorized agents to accept and acknowledge on the Borrowers’ behalf service of any and all process that may be served in any suit, action or proceeding instituted in connection with this Note in the Circuit Court for Montgomery County, Maryland. If such agents shall cease so to act, the Borrowers shall irrevocably designate and appoint without delay another such agent in Montgomery County, Maryland satisfactory to the Holder and shall promptly deliver to the Holder evidence in writing of such agent’s acceptance of such appointment and its agreement that such appointment shall be irrevocable. The Borrowers hereby consent to process being served in any suit, action or proceeding instituted in connection with this Note by (i) the mailing of a copy thereof by certified mail, postage prepaid, return receipt requested, to the Borrowers and (ii) serving a copy thereof upon the agents hereinabove designated and appointed by the Borrowers as the Borrowers’ agents for service of process. The Borrowers irrevocably agree that such service shall be deemed to be service of process upon the Borrowers in any such suit, action or proceeding. Nothing in this Note shall affect the right of the Holder to serve process in any manner otherwise permitted by law and nothing in this Note will limit the right of the Holder otherwise to bring proceedings against the Borrowers in the courts of any jurisdiction or jurisdictions.

18.   Confession of Judgment. In the event this Note is not paid in full on the Maturity Date or earlier upon acceleration, the BORROWERS hereby designate and irrevocably appoint and constitute and hereby authorize and empower Millard Bennett and/or Donald Sperling and/or any attorney or clerk of any court of record in the United States or elsewhere its attorney-in-fact (such appointment being coupled with an interest) to appear for and, with or without declaration filed, confess judgment against the borrowers in favor of the Holder of this Note, at any time, for the full or total amount of this Note, together with all indebtedness provided for therein, with costs of suit and attorney’s commission of ten percent (10%) for collection.

19.   Waiver. The Borrowers expressly waive any presentment, demand, protest, notice of protest, or notice of any kind.

20.   Commercial Law. The Borrowers represent and warrant that the loan evidenced by this Note is a commercial loan within the meaning of Section 12-101(c) and 12-103(e) of the Commercial Law Article of the Annotated Code of the State of Maryland.

21.   Certain Definitions. For purposes of this Note, the following terms shall have the following meanings:

(a)     “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or required by law to remain closed.

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(b)      “Interest Rate” means twelve percent (12.0%) per annum.

(c)      “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(d)     “Pledge Agreement” means that certain Pledge Agreement dated as of November __, 2014, by and among the Company, Allen Kronstadt, Samuel G. Rose and MLTM Lending, LLC.

(e)     “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Borrowers have caused this Note to be duly executed as of the Issuance Date set out above.

AXION INTERNATIONAL HOLDINGS, INC.

By:
Name:
Title:

Axion international, inc.

By:
Name:
Title:

Axion Recycled Plastics Incorporated

By:
Name:
Title:

Acknowledged and Agreed:

By:
Name:
Title:

[Signature Page to Secured Note]